Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 9, 2025
Relating to Preliminary Prospectus dated June 5, 2025
Registration No. 333-287354
Voyager Technologies, Inc.
This free writing prospectus relates only to the initial public offering of shares of Class A common stock of Voyager Technologies, Inc. (“we,” “us” or “our”) and should be read together with the preliminary prospectus dated June 5, 2025 included in Amendment No. 2 to the Registration Statement (“Amendment No. 2”) on Form S-1 (File No. 333-287354) relating to the offering of such securities. Amendment No. 2 may be accessed through the following link:
https://www.sec.gov/Archives/edgar/data/1788060/000162828025029524/voyager-sx1a2.htm
On June 6, 2025, we received notice that M.A.C. Job Fund I, LLC filed a complaint (Del. Ch. Civil Action No. 2025-0634) alleging that we breached a contract with the plaintiff relating to its participation in an abandoned capital raising effort. We believe that the claims in the complaint are without merit, and we intend to vigorously defend against them.
We have filed a registration statement (including a preliminary prospectus) on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 and J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.